SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[   ]           Preliminary Proxy Statement
[   ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ]           Definitive Proxy Statement
[X]           Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

Delaware Group® Global & International Funds
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee  (Check the appropriate box):

[X]           No fee required.

[   ]           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

[   ]           Fee paid previously with preliminary proxy materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)           Amount Previously Paid:

____________________________________________________________

2)           Form, Schedule or Registration Statement No.:

____________________________________________________________

3)           Filing Party:

____________________________________________________________

4)           Date Filed:

____________________________________________________________

Hello all,

It’s not too late to vote in the ongoing proxy solicitation for all Delaware Investments® mutual funds! Your vote is an important part of the proxy solicitation, as well as a critical piece of the sale of Delaware Investments to Macquarie Group (“Transaction”).

If you have investments in Delaware Investments funds, you should have received a proxy statement and one or more proxy cards in the mail.

A special shareholder meeting was held on Nov. 12, 2009. However, Delaware Investments had to adjourn the meetings for certain funds until [          ], 2010 because they did not receive enough votes on the proposals. So please, vote your shares today.

We encourage you and all shareholders to vote as soon as possible as the deadline for all responses is very quickly approaching. In summary, shareholders are being asked to:

·
approve a new advisory agreement between each fund and Delaware Management Company ("DMC"), the current investment manager to each fund, so that DMC may continue to serve as the investment manager for each fund after the Transaction. Your fund currently has an interim advisory agreement with DMC until the earlier of (1) the passage of this proposal or (2) the end of the interim advisory agreement term.

·	elect their current Board of Trustees.

We urge you to review the proxy materials and vote your shares.